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                                                                    EXHIBIT 3-1


                      Restated Certificate of Incorporation

                                       of

                                 NEW BIG 5 CORP
                             a Delaware corporation


                  (originally incorporated on October 27, 1997)


               FIRST:  The name of the corporation is New Big 5 Corp.

               SECOND: The address of the corporation's registered office in the State of Delaware is 30 Old Rudnick Lane, in the City of Dover, County of Kent. The name of the corporation's registered agent at such address is CorpAmerica, Inc.

               THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law ("Delaware Law").

               FOURTH: The total number of shares of stock which the corporation is authorized to issue is three thousand (3,000) shares of common stock, having a par value of one cent ($0.01) per share.

               FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

               SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the bylaws.

               SEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


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               EIGHTH: (A) Right to Indemnification. Each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "PROCEEDING"), by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving (during his or her tenure as director and/or officer) at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by Delaware Law (or other applicable law), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding. Such director or officer shall have the right to be paid by the corporation for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if Delaware Law (or other applicable law) requires, the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under this Article EIGHTH or otherwise.

               (B) Right of Claimant to Bring Suit. If a claim under paragraph
(A) of this Article EIGHTH is not paid in full by the corporation within ninety
(90) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, together with interest thereon, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys' fees incurred in connection therewith. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under Delaware Law (or other applicable law) for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (or of its full Board of Directors, its directors who are not parties to the Proceeding with respect to which indemnification is claimed, its stockholders, or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware Law (or other applicable law), nor an actual determination by any such person or persons that such claimant has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that the claimant has not met the applicable standard of conduct.


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               (C) Non-Exclusivity of Rights. The rights conferred by this
Article EIGHTH shall not be exclusive of any other right which any director, officer, representative, employee or other agent may have or hereafter acquire under the Delaware Law or any other statute, or any provision contained in the corporation's Certificate of Incorporation or bylaws, or any agreement, or pursuant to a vote of stockholders or disinterested directors, or otherwise.

               (D) Insurance and Trust Fund. In furtherance and not in limitation of the powers conferred by statute:

                      1. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of law; and

                      2. The corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

               (E) Indemnification of Employees and Agents of the Corporation. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to be paid by the corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of this Article EIGHTH or otherwise with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

               (F) Amendment. This Article EIGHTH is also contained in Article VIII, Sections 2 through 7, of the corporation's Bylaws. Any repeal or modification of this Article EIGHTH shall not change the rights of any officer or director to indemnification with respect to any action or omission occurring prior to such repeal or modification.

               NINTH: The number of directors of the corporation shall be five
(5).

               TENTH: (A) The approval of the following actions shall require a vote of at least eighty percent (80%) of the authorized number of directors of the corporation (which such number of authorized directors shall include such number of directors as



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may at that time be entitled to be elected by holders of any series of Preferred
Stock of the corporation):

                      1. A sale, assignment, lease, transfer, conveyance or other disposition involving all or substantially all of the assets or capital stock of the corporation or any of its subsidiaries; a merger, consolidation or other business combination, or a transaction in which all stockholders of the corporation are not treated equally;

                      2. Adoption of a plan of dissolution or liquidation of the corporation or any of its subsidiaries;

                      3. Any increase in the compensation to the person acting as chief executive officer or president of the corporation, or any affiliates of either of such officers, except any increase in compensation in the ordinary course of business not materially different from past practices (including the practices of any predecessor by merger);

                      4. The issuance of any shares of capital stock, or any options, warrants or rights (including convertible or exchangeable securities) to acquire shares of capital stock of the corporation, except shares of capital stock issued for cash in connection with the exercise of compensatory employee options issued by the corporation in the ordinary course of business not materially different from past practices of the corporation (including the practices of any predecessor by merger);

                      5. The corporation entering into, or permitting any subsidiary to enter into, any arrangement or contract with any person which, together with its affiliates, beneficially owns or has any options, warrants or rights (including convertible or exchangeable securities) to acquire, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of stock of the corporation or with any affiliate of such person, except for any arrangement or contract that exists as of the date of this Restated Certificate of Incorporation and any extensions and non-material modifications and amendments thereof;

                      6. The (a) redemption, retirement, purchase or other acquisition for value of any shares of the corporation, (b) assignment to any person of the corporation's right to purchase or acquire shares of the corporation pursuant to Article ELEVENTH, or (c) making of any determination with respect to any shares of the corporation pursuant to Article ELEVENTH, other than the redemption or repurchase of Common Stock in the ordinary course of business (i) constituting (in a transaction or series of related transactions) less than one (1) percent of the outstanding Common Stock of the corporation on the date or dates of purchase pursuant (x) to Article ELEVENTH or
(y) to a contractual obligation to the holder of any such security, or (ii) in amounts that are not material pursuant to any management stock purchase agreement consistent with past practices (including the practices of any predecessor by merger);



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                      7. The determination to have the corporation or any of its subsidiaries enter into any lines of business other than retail merchandising of sporting goods and other business activities ancillary thereto;

                      8. The transfer, disposition or issuance of any shares of capital stock, or any options, warrants or rights (including convertible or exchangeable securities) to acquire shares of capital stock, of or by any subsidiary of the corporation, or by any other person that is a wholly-owned subsidiary of such subsidiary, other than issuances by such a wholly-owned subsidiary to its immediate parent; and

                      9. Any amendment of the Certificate of Incorporation or bylaws of the corporation that would alter or affect in any way the foregoing supermajority director voting requirements.

               (B) This Article TENTH which sets forth the supermajority director voting requirements may be amended only by the vote or written consent of the holders of at least sixty-six and two thirds (66-2/3%) of the outstanding stock of the corporation entitled to vote.

               ELEVENTH: The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware and all rights herein conferred upon stockholders are granted subject to this reservation.


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